Exhibit 99.2

CASCADE CORPORATION, #4556780

CASCADE CORPORATION SECOND QUARTER FISCAL YEAR

2013 EARNINGS CALL

August 30, 2012, 2:00 PM PT

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation Second Quarter Year 2013 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded today, Thursday, August 30, 2012.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally, with about 1,900 employees working in 26 locations in over 20 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Caterpillar and Nissan.

I would now like to turn it over to Joe for an overview of our second quarter results.

Joseph Pointer:	Thank you, Bob. I would like to remind everyone that during the course of this call, we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows and statements about future economic conditions or performance are subject to a number of risks and uncertainties that could cause material differences from expectations. Additional information regarding these risks and uncertainties is described in our Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations.

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In addition, historical information should not be considered an indicator of future performance, and we disclaim any obligation to provide updates to any comments made in this call or to report any changes in business conditions or expectations.

In our comments, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies between periods. First, I will provide an overview of our consolidated results and then details on a regional basis.

Consolidated net sales for the second quarter were $136 million, a 4% increase compared to the prior year. Global lift truck shipments were down 2% during the same period; regional lift truck shipments increased in all regions, with the exception of China. The consolidated gross profit percentages decreased slightly, but if you exclude from the prior year gross profit from the flood insurance proceeds of $1.3 million, our gross profit percentage would have been consistent with the current year.

Consolidated SG&A cost increased 3% due to additional consulting, personnel and other general costs. As a percentage of net sales, our SG&A is down slightly from the prior year.

Operating income of $20 million in the second quarter is lower than operating income in the prior year due to flood insurance proceeds received in the prior year. Excluding the insurance proceeds, our operating income was up 7% over the prior year.

In the second quarter this year, our tax rate increased to 36%, primarily due to an increase in our accrual for state tax matters during the current quarter. We had net income for the second quarter of $12.6 million compared to $13.9 million in the prior year.

Diluted earnings per share were $1.11 compared to $1.23 in the prior year. Insurance proceeds from the flood in Australia increased the prior year diluted earnings per share by $0.06 per share.

I would now like to discuss our financial results at a regional level. Sales in the Americas increased 14% compared to the prior year. This increase was driven primarily by a higher volume of sales of attachments to customers in the construction industry. We continue to see strong demand for construction products in the second quarter that was a continuation of the ramp-up we saw in the first quarter. Our gross profit percentage remained consistent at 29%, although there was some shift in product mix. Americas SG&A costs in the second quarter were up 6% due to consulting, personnel, product liability and other general costs. Operating income in the Americas increased from $9 million in the prior year to $11 million in the current year due to higher overall gross profit on increased sales volume.

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Moving to Europe, our second quarter sales, excluding currency changes, were down 10%, primarily as a result of a weakening lift truck market due to economic conditions in Europe. As the second quarter progressed, we have seen a consistent drop in lift truck order activity. Year-over-year lift truck orders are down 7%. Overall, we don’t believe our market position in Europe has changed. Our gross profit percentage was down as the lower sales volumes resulted in lower cost absorption. Also, the cost of certain products purchased from outside the region increased due to changes in currency rates. The drop in SG&A is mainly due to changes in foreign currency rates.

The Asia Pacific region posted the strongest results for the second quarter, with an 8% increase in sales. Lift truck markets in this region continued to be steady. Our gross profit percentage decreased from 34% to 28%. This is due to insurance proceeds from the flood in Australia in the prior year. Excluding these proceeds from the region’s gross profit, the gross profit percentage in both the current and prior year would have been 28%.

China’s sales decreased 16% compared to the prior year. This is in line with the year-over-year drop in second quarter shipments of 19% and orders of 17%. These trends in the lift truck industry are consistent with reports of a general slowdown in the Chinese economy. Our gross profit percentage in China has improved due to an increase in the percentage of higher margin product sales and, to a lesser extent, a reduction in the cost of steel.

Regarding income taxes, we expect our tax rate for the remainder of the year to be around 32%. Depreciation and amortization expense and our capital expenditures for the quarter were both $2.7 million. We expect our total capital expenditures for the current year to be approximately 14 million.

Now I would like to turn the call over to Bob.

Robert Warren:	Thank you, Joe. I’m going to focus my comments today on a few points related to the current market trends in the lift truck market and our considerations for the future use of cash. I mentioned in our first quarter call that the global lift truck market had remained relatively stable given the uncertainty of the world economic environment. Moving into the second quarter, we have seen the lift truck market slowing somewhat within each region. Heading into the second half of the year, we are not expecting significant changes in sales levels or overall profitability from the first half.

In my final comment, I would like to address the question of our future use of excess cash. I received a question at our last quarterly conference

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call regarding the company’s plans. I want to reiterate we are having active discussions at the Board level regarding this subject that will continue as the year progresses. At this time, I have nothing further to report.

This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question and answer session. If you have a question, please press the star, followed by the one, on your push-button phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question is from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. My question – in Q1, you had $800,000 of one-time SG&A costs as you were ramping this construction project. Can you give us a sense of the magnitude of what was incurred this quarter, and where are we in the overall process?

Joseph Pointer:	Yes, I think what—I think some of the 800 was related to construction, Arnie, and as far as—for the SG&A, we were down a little bit for this quarter compared to where we were as some of those costs were incurred. But the SG&A for the construction is related in a significant number of (inaudible) 300,000.

Arnie Ursaner:	Right. But you had other startup because you were ramping up trying to meet a customer demand, you had a sizeable one-time order you spoke about. What impact did that have on gross margin this quarter?

Joseph Pointer:	I don’t think—I don’t—well, I don’t think that part of it was material. It has gotten better as the quarter’s progressed.

Arnie Ursaner:	Okay. And, you know, when you—in Q1 when you had your conference call, you spoke about price increases that you were implementing, so I’m trying to think about the balance between plant utilization, lower prices, price increases you put in. How should we think about gross margin for the balance of the year?

Joseph Pointer:	I think it might—we—I think overall profitability, on a consolidated level down to operating income, should be kind of pretty comparable. The first two quarters, I think, actually we might expect our sales to be down just a bit as the market softened, but our margins might be a little bit better.

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Arnie Ursaner:	Mm-hmm.

Joseph Pointer:	So it’s probably a little bit offsetting.

Arnie Ursaner:	Okay. Now your comp in China this quarter was an impossible comp. You had last year’s Q2 was the strongest period of growth you had in the year. How should we think about the balance of the year, and are you—what are your customers telling you there?

Robert Warren:	They are cautionary but they still see growth in the market. But we’re hearing from our—we’re trying to drive off their comments, pretty flat going forward.

Arnie Ursaner:	I’ll jump back in queue. I have a few more, but I’ll give others a chance. Thanks.

Robert Warren:	Thanks, Arnie.

Operator:	Our next question is from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Schon.

Schon Williams:	I wonder if you could talk a little bit—it seems like we’ve got a couple of issues at play, whether it’s forex, you know, volume, the insurance impact from last year, but I wonder if you could just maybe focus on the product mix and how that’s affecting the gross margins? I mean, my assumption would be, you know, in periods of high OE product, that’s maybe a little bit lower gross margin, you know, the specialty after-market equipment’s going to be a little bit higher gross margin. Can you just talk about, you know, what we’re seeing on a year-over-year basis and kind of how you expect that to affect margins in the back half?

Robert Warren:	Trying to go through in my own mind, you know, how—it seems to net down maybe fairly flat but you’re actually trying to get to the regional level, and it’s moving in different—you know, I guess I’d have to say that U.S.—

Schon Williams:	Well perhaps it’d be easier to talk about it on a—maybe at a regional level kind of what you’re seeing. I mean, is it more OE in North America that’s helping you or hurting you? And if you could just give us a little bit more color maybe.

Robert Warren:

I think in North America we’re still seeing some price increases and we’re anticipating to come in third quarter with some softening at some of our top line, but that’s got to net out. I don’t think there’s too much of an

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operating line difference right now on the OE business. We saw some stronger OE business in North America second quarter compared to the material handling dealer business, but in Europe, they were pretty consistent between the two. FX rates had a little bit more to do with some of the OE business as some of that product’s coming in from China. Asia Pacific certainly were strong. I—that’s pretty neutral to them. They don’t have a great deal of OE business in the Asia Pacific, so—as it nets out though, Schon, I don’t think it’s a—that you’ll see a big swing at all.

Schon Williams:	Okay. And then maybe, could you talk about China in terms of what you’re seeing, you know, in terms of competitive pressures there? Have you seen either the domestic players become more aggressive or maybe even, you know, some of the European players maybe making some entry in that region? What are you seeing just in terms of, you know, the competition in that region?

Robert Warren:	From what we’ve heard, we haven’t seen a great deal of impact yet with some of the volume that is—has come on to—on stream both in a Wee (ph) product and some of the investments, let’s say, that (inaudible) made in that market. We’re not sure how much is actually being shipped from some of those. But as you can see, our margins have stabilized in that area and we believe it’s—we haven’t seen a great deal more impact in the second quarter and are not anticipating in our forecast an impact this year. We’ll certainly be noting that for our work for next year though.

Schon Williams:	Okay. And then last question and I’ll jump back in queue, is that it looks like, you know, debt levels ticked up just slightly in the quarter from where we’ve kind of been running the last, you know, two quarters, nothing material but I’m just wondering, you know, was that added flexibility possibly for a transaction down the road, or what was the nature of that?

Robert Warren:	It was really cash management around the globe. I—we try to match dividends coming in from certain countries to dividends from other areas, which helps reduce our tax load bringing that cash in. There was some cash that we left in one jurisdiction because we were getting about 4% return on it; it was easier to leave it there than pay the 2% here. It’s really just cash management, Schon. There was—it was really nothing other than that behind any of it. We usually—a lot of times at the quarter end, we’ll try to quickly move things around to make them look clearer, but this time, there were reasons in some of our tax planning to leave some of the cash where it was and it just looks odd that our short-term borrowings went up.

Schon Williams:	Okay.

Schon Williams:	All right. Thanks for the color, guys.

Robert Warren:	Right.

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Operator:	Our next question’s from the line of J.B. Groh with D.A. Davidson. Please go ahead.

J.B. Groh:	Hey, afternoon, guys.

Robert Warren:	Afternoon.

J.B. Groh:	Joe, just a—I had to pop on late but what was the reason for the tax rate being a little bit higher? And I think you said 32% remainder of the year, or did you mean 32% average for the whole year?

Joseph Pointer:	Well, it probably—to be—it’ll be 32% for the whole year.

J.B. Groh:	For the whole year.

Joseph Pointer:	And the remainder, but the (inaudible) where we were kind of for the first six months, so that’s kind of where we were, and we—

J.B. Groh:	Okay.

Joseph Pointer:	We addressed some state tax matters in the U.S. that won’t be recurring down the road, so that’s why we expect the rate to kind of fall back to 32. If you remember, it was in the high 20s (cross talking).

J.B. Groh:	Right. Right, okay. So it’ll be 32% for the full year, okay. And then, you know, when I look at—I guess I typically – maybe this is the wrong way to do it – sort of correlate your market conditions numbers with kind of what’s going on with the different regions and sometimes those match up and sometimes they don’t. Is that just a—is that just the volatility between attachments and lift trucks there that we’re seeing, or can we interpret market share changes from those numbers as well? Or is that dangerous to do that?

Robert Warren:	You know, we always torture ourselves with that as well, and we went through this quarter to try to look at was there any real movement on market share? We don’t believe we’ve actually changed our market share in any of our four main markets. It does get difficult to try to do the short-term analysis, but we’re trying to follow back up on. But there’s also some timeline difference between how the world numbers are reported which are annual and ours are on a fiscal basis, which can change some things.

J.B. Groh:	Okay. Good. Thanks, guys. Appreciate it.

Operator:	Thank you. Once again, ladies and gentlemen, if you’d like to ask a question, please press star, one at this time. Also as a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. And our next question is a follow-up from the line of Arnie Ursaner with CJS Securities. Please go ahead.

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Arnie Ursaner:	So, again, to be clear on this interest rate, you had almost a $10 million jump in your debt and in your cash. That’s just shifting some and what sort of negative arbitrage are you taking to do that?

Joseph Pointer:	First of all, a return on a small amount of cash that we have in some locations, but primarily, as he alluded to, the bigger issue is the tax. In trying to time dividends, we get from various tax jurisdictions and in earnings levels and a lot of complications which I don’t want to get into on the call; but that’s really the biggest challenge we have and through the remainder of the year, we’d expect to be able to, you know, pull down that cash balance with that—with the cash that’s there plus the additional cash from operations.

Arnie Ursaner:	But would the cash come down and the debt would stay?

Joseph Pointer:	No, no, no, the cash would come down—essentially, we would take the cash that’s on the balance sheet now and pay down the debt once we get it in the right jurisdiction.

Arnie Ursaner:	But clearly, you’re still going to be in a net cash position, which goes back to Bob’s point about returning cash to shareholders once you get, and hopefully stay, in that kind of position.

Robert Warren:	Exactly.

Arnie Ursaner:	Fine. What were trends in August? You mentioned you had seen deterioration through most of the quarter. Obviously, August is not a critical month, particularly in places like Europe, but what are you seeing?

Robert Warren:	In—you mean globally or—which order?

Arnie Ursaner:	Your order trends, your bookings, your utilization.

Robert Warren:	I think there’s some softening we saw in global but not enough to really affect too much for us right now.

Arnie Ursaner:	Okay.

Robert Warren:	Again, we’re going to a session with the lift truck OEMs at the end of the month. We’re hoping to get their longer term forecasts, but as we went through and looked at where we were the August towards the next—the balance of the year, Arnie, and it looks pretty flat.

Arnie Ursaner:	Okay. And in—I’m sorry, go ahead.

Robert Warren:	Andy?

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Richard Anderson:	Arnie, I was just going to say, if you take a look at our industry trends, the bookings numbers for the regions that, you know, the last point is—I don’t mean to be overly pessimistic, but the last point in July is essentially down and across the region. It’s not hugely down but if you just kind of look at the last two or three months at these trends, it sort of gives you the picture of what we’re trying to say.

Arnie Ursaner:	Mm-hmm. And in the first quarter, your attachments were probably down a little bit, obviously offset by things like side shifters and forks which are lower margin. Did you see the same trend continue this quarter? Were, in fact, attachments down again this year? This quarter?

Joseph Pointer:	Overall or by region?

Robert Warren:	I think overall, it’s pretty flat, Arnie. I don’t think you’re going to see that big a move between the OE products and the—there was—in the second quarter in North America, I think there was a little higher OE product compared to the dealer product, which—but the balance of the year, we’re seeing (inaudible) fairly close to where the lift truck shipments are.

Arnie Ursaner:	Okay. My final question for Bob. You obviously, in your prepared remarks, spoke to the Board’s attempt or willingness or desire to return cash or enhance shareholder value. I guess the question I have is it sounded like you were trying very hard to get it done this year prior to any change in administration or tax law that could occur, so you just had a Board meeting; your next earnings release would be after the election. To the extent the Board were evaluating a special, would your goal or intent be to try to resolve this prior to the election, or would we be scrambling at year end if you choose to go with something like a special?

Robert Warren:	It wouldn’t be scrambling, it would be certainly a consideration of timing on this. It’s one of a number of things that would go into that process. But certainly, it isn’t the primary one but obviously it would be advantageous if certain things did take place, and nobody’s trying to hint to the election though right now.

Arnie Ursaner:	I guess what I’m trying to ask is, is the Board concerned about the trends of the economy and that’s a factor holding it off? Have the banks at which you would do the modest borrowing, are they balking? I’m trying to see what could be the stumbling blocks in the way.

Robert Warren:	That would not be something that would be of a concern.

Arnie Ursaner:	Okay.

Robert Warren:	Watching what the mood is and what our forecast forum, that certainly wouldn’t be an impediment.

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Arnie Ursaner:	But barring any material change in your business, is the intent to still try to resolve this before year end?

Robert Warren:	Yes, that’d be fair.

Arnie Ursaner:	Thank you very much.

Operator:	Our next question is from the line of John Helmer with Caldwell Securities. Please go ahead.

John Helmer:	Yes, Bob, you—

Robert Warren:	Hey, John.

John Helmer:	In the regional section under the Americas, the selling and administrative cost, and there’s—I’ve never seen this before in relation to watching Cascade for a long time, but there’s mention of product liability. Is there anything going on there?

Robert Warren:	Interesting that you would ask that question, John. Yes, we don’t normally bring that up. It’s in a few hundred thousand. It’s not a big number, so it was—it—what was the total, Andy, that we were looking at?

Joseph Pointer:	It was 300,000 or less, and it’s really, basically, the amount up to the—what were our insurance limits are, so it really just caps it off at that so that it’s not going to be a significant number.

Richard Anderson:	We kind of had a spate of them over the last few months. All of them, by a rational—yes, they’re small. By a rational assessment.

Robert Warren:	You wouldn’t say we’d lose them, but you’d have to say that it was prudent for us to take that as a reserve at our insurance.

John Helmer:	Any particular product?

Joseph Pointer:	No. There’s no—I can assure you, John, there is absolutely no product issues in these at all. They’re—most of them are truly improper handling, people using our products in ways that shouldn’t be used.

John Helmer:	Okay. Thank you.

Operator:	Ladies and gentlemen, if there are any further questions, please press star, one at this time. Also as a reminder, if you are using speaker equipment, you’ll need to lift the handset before making your selection. Our next question is a follow-up from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi. I just wanted to talk about the capex briefly. It looks like, you know, you dialed that back from $17 million was the guidance last quarter. It

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looks like it’s now $14. Can you just talk about what’s changed there? And then, I mean at the run rate you’re at for the first half, I mean it sounds like it’s going to be more backend loaded. Maybe just talk about, you know, what do you expect to still spend on in the year.

Joseph Pointer:	Yes, I think I mentioned probably about $14 for the year, so it is a little down but that’s just kind of the pace of what gets submitted and timing of what’s in place and—for a variety of different things. There’s no, you know, any one cause the drop.

Schon Williams:	And you’d still—I mean, you’d still expect it to be kind of backend loaded maybe, you know, more fourth quarter or the timing’s kind of up in the air?

Joseph Pointer:	Yes. It’s—I’d just say probably ratably over the last six months is probably fair, and obviously, it’s a little bit I think about 7.3 in the second half, but yes, it’d be ratably.

Schon Williams:	Okay. But you’re not purposely pulling in capex because the—

Joseph Pointer:	No.

Schon Williams:	Concern of—about anything?

Joseph Pointer:	No, none of that.

Schon Williams:	Okay. And then the—I mean, it looks like inventory’s on a year-over-year basis, you know, up fairly significantly, up from Q1 levels modestly. I mean, any concern there that you have about, you know, working capital or inventory levels?

Robert Warren:	Schon, the—almost the entire increase has been in North America. A couple of them were just simple timing issues of—we were having a real sourcing problem with steel at one of our North American fork plants who—it was day-to-day and when that finally kind of resolved itself, we got our inventories back up to where they are. As Joe mentioned, our construction attach—our construction business increased pretty significantly. We bought inventory and material for that. There’s a—there was a big order in Canada that didn’t ship and then shipped, I think literally, the next day after the quarter ended, so all things aggregated up, it was in North America.

In the other regions—and the reason we’re not overly concerned is the inventory turn rates continue to move. They’re either stable or moving in the right direction. At that one plant that I’m just mentioning about the forks, the inventory turn rates are a little volatile but when you’re turning between 16 and 20, a little bit of inventory can have a huge impact.

Joseph Pointer:	Right.

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Schon Williams:	Okay. Well, again, appreciate the update. That’s all for me.

Robert Warren:	Terrific.

Operator:	And, Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	And, ladies and gentlemen, this concludes the Cascade Corporation Second Quarter Earnings Call. If you would like to listen to a replay of today’s conference, you may dial 800-406-7325 and enter the access number 4556780 in North America. International callers, please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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